Exhibit 99.1

Intersect ENT Announces Presentation of a Meta-Analysis from Two Randomized Studies Evaluating the Safety and Efficacy of SINUVA™, an Investigational Steroid Releasing Sinus Implant

MENLO PARK, Calif. and Chicago — Sept. 9, 2017 — Intersect ENT, Inc. (NASDAQ: XENT), a company seeking to improve the quality of life for patients with ear, nose and throat conditions, today announced presentation of a meta-analysis from two randomized studies evaluating the safety and efficacy of SINUVA™, an investigational steroid releasing sinus implant.

The two studies evaluated the sinus implant in patients with recurrent and medically refractory nasal polyps. Results of the meta-analysis were presented on Saturday, September 9 at the American Rhinologic Society (ARS) Annual Meeting in Chicago by J. Pablo Stolovitzky, M.D., of ENT of Georgia.

“The results of this meta-analysis affirm our excitement about the potential of the SINUVA implant, if approved, to improve care for patients who suffer from nasal obstruction and polyps with treatment via a less invasive solution,” said Lisa Earnhardt, president and CEO of Intersect ENT.

The safety and efficacy of SINUVA have been evaluated in four clinical studies. This meta-analysis was conducted on the pooled data from RESOLVE (n=100) and RESOLVE II (n=300), both prospective, randomized, controlled, blinded, multicenter clinical trials that enrolled adult chronic sinusitis patients who had undergone prior endoscopic sinus surgery.

The presented results of the meta-analysis, which was designed and conducted after the conclusion of RESOLVE and RESOLVE II, indicate that:

•	Patients receiving implants experienced a statistically significantly greater improvement in nasal obstruction/congestion score from baseline to Day 90 compared to control (p=0.0176).

•	Treatment patients experienced a statistically significantly greater reduction in bilateral polyp grade from baseline to Day 90 compared to control (p=0.0015).

•	All study patients were candidates for revision sinus surgery at the study entry; 59% of treatment patients were no longer indicated for revision surgery at 90 days (p<0.0001).

•	Overall adverse event rates were similar between the treatment and control groups. One serious implant-related adverse event, an intranasal bleed requiring intervention, was observed.

“The results of the 400-patient meta-analysis indicate that SINUVA may reduce clinical symptoms, polyp burden and the need for revision surgery,” said Dr. Stolovitzky. “The potential of an in-office solution backed by rigorous clinical evidence is exciting for ENTs managing this challenging patient population.”

In May 2017, the company announced that the U.S. Food and Drug Administration (FDA) had set a PDUFA target action date of January 7, 2018 for the company’s New Drug Application (NDA).

A copy of Dr. Stolovitzky’s presentation of the meta-analysis can be found on the “Investor Relations” page of the company’s web site at www.IntersectENT.com until September 15, 2017 and will be included in the company’s Form 8-K, to be filed on or about September 11, 2017.

About SINUVA Steroid Releasing Sinus Implant

SINUVA is an investigational steroid releasing sinus implant designed to be placed during a routine physician office visit to provide a less invasive treatment option for chronic sinusitis patients with recurrent sinus obstruction. The implant releases mometasone furoate to the ethmoid sinus lining to target polyposis directly. It was designed with greater radial strength than Intersect ENT’s PROPEL products in order to dilate obstructed sinuses. SINUVA has not been approved by the FDA and is available for investigational use only.

About Intersect ENT®

Intersect ENT is dedicated to transforming the landscape of care for patients with ear, nose and throat conditions. The company’s PROPEL family of dissolvable steroid releasing implants are clinically proven to improve outcomes for chronic sinusitis patients undergoing sinus surgery. In addition, Intersect ENT is continuing to expand its portfolio of products based on the company’s unique localized steroid releasing technology and is committed to broadening patient access to less invasive and more cost effective care.

For additional information on the company or the products including risks and benefits please visit www.IntersectENT.com.

Intersect ENT® and PROPEL® are registered trademarks and SINUVA is a trademark of Intersect ENT, Inc.

Forward-Looking Statements

The statements in this press release regarding Intersect ENT’s continued growth, product development and product adoption are “forward-looking” statements. These forward-looking statements are based on Intersect ENT’s current expectations and inherently involve significant risks and uncertainties. These statements and risks include Intersect ENT’s ability to provide solutions to improve surgical outcomes, Intersect ENT’s ability to expand the use and adoption of its current products and advance its pipeline, Intersect ENT’s ability to obtain and maintain FDA or other regulatory approvals for our products, including SINUVA, and the ability to procure and maintain adequate coverage and reimbursement for our products and/or the procedures in which they are used. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties which are described in the company’s filings on Form 10-K, Form 10-Q and the company’s other filings with the Securities and Exchange Commission (SEC) available at the SEC’s Internet site (www.sec.gov). Intersect ENT does not undertake any obligation to update forward-looking statements and expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein.

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	Media Contact:	Nicole Osmer
650.454.0504
nosmer@intersectent.com

	Investor Contact:	Jeri Hilleman
650.641.2105
ir@intersectent.com

Intersect ENT | 1555 Adams Drive | Menlo Park, CA 94025 | 650.641.2100